Exhibit 99.28(e.3)

Exhibit A

to the

Distribution Agreement

Fund Names

Effective Date

IronBridge Frontegra Small Cap Fund	July 23, 2010

IronBridge Frontegra SMID Fund	July 23, 2010

IronBridge Frontegra Global Fund	July 23, 2010

IronBridge Large Cap Fund	July 23, 2010

IronBridge Horizon Fund	December , 2010

IronBridge Skyline Fund	December , 2010

IronBridge Funds Distribution Agreement - Exhibit A